(d)(12)(i)

July 1, 2020

Van Eck Securities Corporation

666 Third Avenue

New York, NY 10017

Attention: Brendan D. Gundersen, Managing Director

Dear Mr. Gundersen:

Pursuant to the Sub-Advisory Agreement, dated August 24, 2015 (the "Agreement"), between Voya Investments, LLC and Van Eck Associates Corporation, we hereby notify you of our intention to modify the annual sub-advisory fee rate for Voya Multi-Manager Emerging Markets Equity Fund (the "Fund"), effective on July 1, 2020, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rate for the Fund, is attached hereto.

Please signify your acceptance to the modified sub-advisory fee rate for the Fund by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic______________

Todd Modic

Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Van Eck Associates Corporation

By: /s/ Matthew Babinsky_______

Name: Matthew Babinsky_________

Title: Assistant Vice President_____

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VAN ECK ASSOCIATES CORPORATION

Annual Sub-Advisory Fee
(as a percentage of average daily
Series	assets allocated to the Sub-Adviser)

Voya Multi-Manager Emerging Markets	[REDACTED]
Equity Fund

Effective date: July 1, 2020, in connection with a modification to the sub-advisory fee rate.